LIMITED PARTNERSHIP AGREEMENT

                                       OF

                       KOGER POST OAK LIMITED PARTNERSHIP


     THIS AGREEMENT of Limited Partnership is made and entered into as of December 2, 2002, by and between KOGER POST OAK, INC., a Delaware corporation ("KPO" or "General Partner"), and KOGER EQUITY, INC. ("KE" or "Limited Partner").

                                   WITNESSETH:


     WHEREAS, the Partners desire to enter into this Agreement to more fully set forth their respective rights and obligations.

     IN WITNESS WHEREOF, the parties hereto do hereby agree to the following terms and conditions:

Section 1. Definitions. As used in this Agreement, the following terms have the definitions as hereinafter indicated (unless otherwise specifically indicated):

     "Adjusted Capital Account Deficit" shall mean, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the applicable fiscal year after (i) crediting thereto any amounts which such Partner is, or is deemed to be, obligated to restore pursuant to Regulations ss. 1.704-2(g)(1) and ss. 1.704-2(i)(5) and (ii) debiting such Capital Account by the amount of the items described in Regulations ss. 1.704-1(b)(2)(ii)(d)(4),
(5) and (6). The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation ss. 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Affiliate" means any Person that directly or indirectly Controls, is Controlled By, or is Under Common Control With any Partner, and any spouse, ancestor or lineal descendant of any individual Partner.

     "Agreement" means this Limited Partnership Agreement, as it may be amended or modified from time to time in accordance with Section 21.

     "Capital Account" means an amount computed as provided in Section 5.5.

     "Capital Contribution(s)" means, with respect to any Partner, the aggregate amount contributed by such Partner to the capital of the Partnership.

     "Capital Loan" shall have the meaning provided in Section 16.1 hereof.

     "Certificates" means any issue of securities issued in respect of a pool of mortgage loans that includes the First Mortgage.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Control" of a Person (including, with correlative meaning, the terms "Controlling," "Controlled by" and "Under Common Control With") shall mean (x) the beneficial ownership (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934) of 10 percent or more of the voting securities of such Person, (y) the status of being a director, officer, partner, executor, trustee or other fiduciary of such Person or (z) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of the foregoing, the managing partner of a general or limited partnership and any general partner of a limited partnership and the adviser of a partnership, corporation, trust or other entity shall be deemed to be in control thereof.

     "Defaulting Partner" shall have the meaning provided in Section 16.1 hereof.

     "Deficiency" shall have the meaning provided in Section 16.1 hereof.

     "First Mortgage" means the mortgage note loan from the Lender to the Partnership expected to be entered into in December 2002.

     "Fiscal Year" means calendar year.

     "General Partner" means KPO and any other Person admitted pursuant to this Agreement, as a general partner to the Partnership and their successors.

     "Income" means gross income of the Partnership for any Fiscal Year determined on the basis utilized in preparing the Partnership's federal income tax information return including gains realized on the sale, exchange or other disposition of the Partnership's assets.

     "Interest" or "Partnership Interest" means the ownership interest of a Partner in Partnership capital and the Partnership generally as set forth in
Section 5.3(a), including the right of a Partner to any and all benefits to which the Partner may be entitled as provided in this Agreement and in the Partnership Act, together with the obligations of the Partner to comply with all the terms and provisions of this Agreement and of the Partnership Act.

     "Independent Director" means as the term is defined in the Certificate of Incorporation of the General Partner.

     "IRS" means the Internal Revenue Service.

     "Lender" means Column Financial, Inc., a Delaware corporation, and its successors and assigns.

     "Limited Partner" shall mean KE.

     "Loan Documents" shall mean (i) the First Mortgage and any and all other financing documents entered into with the Lender in connection with the First Mortgage, as such documents may be amended, or (ii) any other financing documents entered into by the Partnership with any lender from time to time.

     "Loss" means the aggregate of losses and deductions of the Partnership for each year, determined on the basis utilized in preparing the Partnership's federal income tax information return including losses incurred on the sale, exchange or other disposition of the Partnership's assets.

     "Major Decisions" shall have the meaning provided in Section 10.3 hereof.

     "Net Cash Flow" means, for the applicable period, all cash receipts of the Partnership excluding (i) receipts of Capital Contributions to the Partnership;
(ii) proceeds from loans to the Partnership and (iii) proceeds from Net Sales and Financing Proceeds, less (w) all operating expenses of the Partnership other than any expense not involving a cash expenditure (such as any amount charged for amortization or depreciation); (x) all payments on account of any loans made to, and obligations of, the Partnership; (y) any sum expended by the Partnership for capital expenditures; and (z) cash reserves for working capital or other purposes determined after consideration of the Partnership's financial position, including anticipated operating income, expenses, liabilities, debt service, capital expenditures and prudent reserves, the aggregate amount of which shall be reasonably determined by the General Partner.

     "Net Sale and Financing Proceeds" shall mean the net proceeds from all financings or refinancings or sales or dispositions and takings of the Project or any part thereof, and proceeds arising from casualty to the Project or any part thereof, after the payment of all costs and other expenses related thereto and the payment for any capital expenditures or other expenses for which such proceeds are used and the satisfaction of any debt being refinanced or discharged and any other debts or liabilities of the Project for which the Partners decide to use the same, and the setting aside of any reserves therefrom.

     "Non-Consolidation Opinion" shall mean an opinion of counsel to the Partnership (reasonably satisfactory to the Lender and each Rating agency in form and substance, from counsel reasonably satisfactory to the Lender and each Rating Agency and containing assumptions, limitations and qualifications customary for opinions of such type) to the effect that a court of competent jurisdiction in a proceeding under the United States Bankruptcy Code would not consolidate the assets and liabilities of the Partnership with those of any partner or Affiliate thereof which became a debtor under the United States Bankruptcy Code (and would not consolidate the assets and liabilities of the Corporation with those of any equity owner thereof which became a debtor under the United States Bankruptcy Code).

     "Nondefaulting Partners" shall have the meaning provided in Section 16.1 hereof.

     "Nonrecourse Deduction" shall have the meaning set forth in Regulation ss. 1.704-2(b)(1).

     "Nonrecourse Liability" shall have the meaning set forth in Regulations ss. 1.704-2(b)(3).

     "Partner" means the General Partner or any Limited Partner.

     "Partner Group" shall mean the Stein Group or the Sutton Group, as the case may be.

     "Partner Minimum Gain" shall mean an amount, determined in accordance with Regulations ss. 1.704-2(i)(3) with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability.

     "Partner Nonrecourse Debt" shall have the meaning given such term in Regulations ss. 1.704-2(b)(4).

     "Partner Nonrecourse Deductions" shall have the meaning given such term in Regulations ss. 1.704-2(i).

     "Partners" shall mean, collectively, all of the Limited Partners and the General Partner.

     "Partnership" means Koger Post Oak Limited Partnership, a Delaware limited partnership.

     "Partnership Act" means the Delaware Revised Uniform Limited Partnership Act, as amended.

     "Partnership Minimum Gain" shall have the meaning attributed to "partnership minimum gain" as set forth in Regulations ss. 1.704-2(b)(2) and 1.704-2(d).

     "Partnership Property" shall mean the Property, and any improvements constructed thereon, and all other assets, real or personal, tangible or intangible, now or hereafter owned by the Partnership.

     "Percentage Interest" shall have the meaning given such term in Section 5.3 hereof.

     "Permitted Transferee" shall have the meaning provided in Section 13.1 hereof.

     "Person" means any individual, partnership, corporation, trust, association, limited liability company or other entity.

     "Prime Rate" shall mean the prime rate announced as such from time to time in the Citibank, N.A. as in effect from time to time. Any interest payable under this Agreement with reference to the Prime Rate shall be adjusted on a daily basis and shall be calculated on the basis of a 360 day year with 12 months of 30 days each.

     "Property" shall mean the buildings located at 3000 Post Oak Boulevard, Houston, Texas, 3040 Post Oak Boulevard, Houston, Texas, and 3050 Post Oak Boulevard, Houston, Texas.

     "Purchase and Sale Agreements" shall mean that certain Agreement of Purchase and Sale between Koger Equity, Inc. and 4849 Greenville I, Ltd. dated October 4, 2002 and between Koger Equity, Inc. and West Oak/Nissei Associates dated October 8, 2002.

     "Rating Agency" means any nationally recognized rating agency that has been requested by the Lender or any transferee of the Lender to rate any Certificates which is then rating, or expected to rate, such Certificates.

     "Regulations" means the Treasury Regulations promulgated pursuant to the Code, as amended.

     "Requested Amount" shall have the meaning provided in Section 16.1 hereof.

     "Single Purpose Entity" shall have the meaning provided in the First Mortgage, provided however, any Single Purpose Entity shall have at least two Independent Directors (as such term is defined in the certificate of incorporation of the General Partner).

     "State" means the State of Delaware.

     "Substituted Limited Partner" means any Person admitted to the Partnership as a limited partner pursuant to Section 13.4.

     "Transfer" shall mean any transfer, conveyance, pledge, hypothecation, encumbrance, assignment, or other disposition, in whole or in part.

Section 2.        Organization of Partnership.

     2.1. Formation. The Partnership was formed by the General Partner upon the filing of the Certificate of Limited Partnership pursuant to the provisions of the Partnership Act. The rights and liabilities of the Partners shall be as provided in the Partnership Act except as herein otherwise expressly provided.

     2.2. Name; Filing. The Partnership shall be called KOGER POST OAK LIMITED PARTNERSHIP. All business of the Partnership shall be conducted under such name or such other name as the General Partner deems necessary or appropriate to comply with the requirements of law in any jurisdiction in which the Partnership may elect to do business. The Partners shall promptly execute and the General Partner shall file and record with the proper offices in each jurisdiction and political subdivision in which the Partnership does business, all certificates required by each applicable limited partnership act, fictitious name act or similar statute.

     2.3. Principal Office. The principal office of the Partnership shall be 433 Plaza Real, Suite 335, Boca Raton, Florida 33432. The Partnership may change the location of its principal office to such other place or places as may be determined from time to time by the General Partner. The General Partner shall promptly notify the Limited Partners of any change in the Partnership's principal office. The Partnership may maintain other offices at other places if the General Partner deems it advisable.

Section 3. Purpose of the Partnership and Investment Objectives. The purpose of the Partnership is limited solely to (i) acquiring the Property (ii) financing, improving, leasing, operating, transferring, exchanging and managing the Property as permitted under the Loan Documents, (iii) at some future time, marketing the Property, and (iv) engaging in all other activities that are incident, necessary and appropriate to accomplish the foregoing.

Section 4. Term. The term of the Partnership shall continue until December 31, 2052, unless sooner terminated because of the dissolution or winding-up of the Partnership in accordance with this Agreement or by operation of law or judicial decree.

Section 5.        Capital Contributions; Capital Accounts.

     5.1. General Partner's Initial Capital Contributions. Upon the closing under the Purchase and Sale Agreement, the General Partner shall contribute the amount set forth next to its name on Schedule A hereto. Except as otherwise provided in Section 5.6, the General Partner shall not be obligated to make contributions, advances or loan monies to the Partnership, except to the extent that the General Partner shall be required by the Partnership Act to pay any Partnership liability upon which it shall be obligated in its capacity as a general partner of the Partnership. The General Partner shall not be liable to any Limited Partner for repayment of the Limited Partner's Capital Contribution.

     5.2. Initial Capital Contributions of the Limited Partners. Upon execution of this Agreement, KE shall cause all of his rights, title, and interest, in and to the Purchase and Sale Agreements to be contributed to the Partnership and shall receive a credit to its Capital Account in the amount of the earnest money deposit under the Purchase and Sale Agreements. Upon the closing of the Purchase and Sale Agreement, each of the Limited Partners shall contribute the amount set forth next to his, her or its name on Schedule A hereto.

     5.3. Percentage Ownership Interest.

     (a) As of the execution date of this Agreement, each of the Partners has the percentage ownership interest ("Percentage Interest") in the Partnership set forth opposite its name under Column II on Schedule A hereto.

     5.4. Return of Capital Contribution. Except as otherwise provided herein, no Partner shall have any right to withdraw or make a demand for withdrawal of the balance reflected in its Capital Account (as determined under Section 5.5) until the full and complete winding up and liquidation of the business of the Partnership, unless agreed otherwise by all of the Partners.

     5.5. Capital Accounts.

     (a) An individual Capital Account shall be maintained for each Partner in accordance with Section 1.704-1(b)(iv) of the Regulations. The Capital Account of each Partner will reflect the amount of such Partner's initial contribution to the capital of the Partnership.

     (b)  Each Partner's Capital Account shall be increased by:

          (i) All additional Capital Contributions to the capital of the Partnership by the Partner,

          (ii) The Partner's share of Income allocated to such Partner under
               Section 7 and the Partner's share of the gain on the sale or other disposition of Partnership assets allocated to such Partner under Section 7, and

          (iii) The Partner's share of income or profits, if any, not otherwise taken into account in this Section 5.5(b).

     (c)  Each Partner's Capital Account shall be decreased by:

          (i)  All distributions made to such Partner pursuant to Sections 6 and
               Section 18.3(d), (e) and (f);

          (ii) The Partner's share of Loss allocated to such Partner under
               Section 7;

          (iii) The Partner's share of Partnership expenses or losses, if any, not otherwise taken into account in this Section 5.5(c).

     5.6. Additional Funds. In the event that the General Partner determines in its reasonable discretion at any future time that additional funds are necessary to carry on the purposes of the Partnership, upon providing five (5) days prior written notice to the Partners, the Partners shall contribute additional funds to the Partnership pro rata in proportion to their respective Percentage Interests.

     5.7. No Interest on Capital. Interest earned on Partnership funds shall inure solely to the benefit of the Partnership, and no interest shall be paid upon any contributions to the capital of the Partnership nor upon any undistributed or reinvested income or profits of the Partnership.

Section 6.        Distributions.

     6.1. Distributions of Net Cash Flow. Except as otherwise provided in
Section 18.3, Net Cash Flow shall be distributed at such time or times as the General Partner shall determine in its sole discretion, provided that Net Cash Flow shall be distributed at least once quarterly, to the Partners pro rata in accordance with their respective Percentage Interests.

     6.2. Distributions of Net Sale and Refinancing Proceeds. Except as otherwise provided in Section 18.3, Net Sales and Refinancing Proceeds shall be distributed to the Partners at such time or times as the General Partner so determines, in its reasonable discretion, provided that Net Sales and Refinancing Proceeds shall be distributed at least once quarterly to the Partners pro rata in accordance with their respective Percentage Interests.

Section 7. Allocation of Income and Loss and of Gain and Loss on Disposition of Partnership Assets.

     7.1. Allocation of Income and Loss.

     (a) Allocation of Loss. Subject to Section 7.2, Loss shall be allocated among the Partners at the end of each Fiscal Year in the following order of priority:

          (i) First, to the Partners until the cumulative amount of Loss allocated under this Section 7.1(a)(i) equals the excess, if any, of the cumulative allocations of Income to the Partners pursuant to Section 7.1(b)(ii), over the cumulative amount of distributions to such Partners under Sections 6.1, 6.2 and 18.3(d), such allocations being made in proportion to such prior allocations of Income made pursuant to Section 7.1(b)(ii), over the cumulative amount of distributions to such Partners under Sections 6.1(b), 6.2(c) and 18.3(d), such allocations being made in proportion to such prior allocations of Income made pursuant to Section 7.1(b)(ii); and

          (ii) Thereafter, to the Partners pro rata in proportion to their respective Percentage Interests.

     (b) Allocation of Income. Subject to Section 7.2, Income shall be allocated among the Partners at the end of each Fiscal Year in the following order of priority:

          (i) First, to the Partners until the cumulative amount of Income allocated pursuant to this Section 7.1(b)(i) equals the cumulative amount of Loss allocated pursuant to Section 7.1(a)(ii), such allocation being made in proportion to such prior allocations of Loss pursuant to Section 7.1(a)(ii) made to each such Partner; and

          (ii) Thereafter, to the Partners pro rata in proportion to their respective Percentage Interests.

     7.2. Special Allocations. Notwithstanding any of the provisions of Section 7 to the contrary, the following special allocations shall be made in the following order:

     (a) Minimum Gain Chargeback. If there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations ss. 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations ss. 1.704-2(f)(6) and ss. 1.704-2(j)(2). This Section 7.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations ss. 1.704-2(f) and shall be interpreted consistently therewith. To the extent permitted by such Regulations and for purposes of this Section 7.2(a) only, each Partner's net decrease in Partnership Minimum Gain shall be determined prior to any other allocations pursuant to this Section 7 with respect to such fiscal year and without regard to any net decrease in Partnership Minimum Gain during such fiscal year.

     (b) Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Section 7 except Section 7.2(a), if there is a net decrease in Partner Minimum Gain attributable to Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations ss. 1.704-2(i)(5), shall be specially allocated items of Partnership Income for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations ss. 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations ss. 1.704-2(i)(4) and ss. 1.704-2(j)(2)(ii). This Section 7.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations ss. 1.704-2(i)(4) and shall be interpreted consistently therewith. Solely for purposes of this Section 7.2(b), each Partner's net decrease in Partner Minimum Gain shall be determined prior to any other allocations pursuant to this Section 7 with respect to such fiscal year, other than allocations pursuant to
          Section 7.2(a).

     (c) Qualified Income Offset. In the event that any Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations ss. 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of
          Partnership Income shall be specifically allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 7.2(c) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7 have been tentatively made as if this Section 7.2(c) were not in this Agreement. The foregoing provision is intended to comply with Regulations ss. 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent with such Regulations.

     (d) Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any fiscal year, then each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 7.2(d) shall be made if and only to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section 7.2 have been tentatively made as if this Section 7.2(d) were not in this Agreement.

     (e) Nonrecourse Deductions. Any item of Nonrecourse Deduction shall be allocated to the Partners in accordance with their then respective Percentage Interests.

     (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations ss. 1.704-2(i).

     (g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Section 743(b) is required pursuant to Regulations ss. 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Account shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations.

     (h) Curative Allocations. Any special allocation of items of income or gain pursuant to Section 7.2(a), (b), (c) or (d) shall be taken into account in computing subsequent allocations pursuant to Sections 7.1 and 7.2, so that the net amount of any items allocated to each Partner pursuant to Sections 7.1 and 7.2 shall, to the extent practicable, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of such Sections if such special allocations under this Section 7.2 had not occurred.

     (i) Section 704(c) Property. If the fair market value of property contributed to the Partnership differs from the Partnership's adjusted basis in the contributed property following the transfer, the Income or Loss with respect to the contributed property shall be allocated in accordance with Section 704(c) of the Code.

     (j) Interest Income. Subject to the other subsections of this Section 7.2, if, in any Partnership fiscal period any interest income for federal income tax purposes shall be imputed to the Partnership with respect to any note delivered to the Partnership by a Partner in payment of a capital contribution, then such interest income shall be allocated in its entirety to the Partner that is the maker of such note.

     7.3. Allocation with Respect to Transferred Interests. Each item of Income or Loss allocable to a Partner's Interest that is transferred in whole or in part during any year shall, if permitted by law, be allocated on a daily basis according to the varying Interests of the Partners during the year.

     7.4. No Liability of General Partner for Computation or Determination. With respect to all matters (including disputes with respect thereto) relating to computations and determinations required to be made under this Agreement the General Partner may rely upon, and shall have no liability to the Limited Partners or the Partnership if it relies upon, the opinion of independent certified public accountants retained by the Partnership.

Section 8.        Records, Books of Account and Reports.
                  -------------------------------------

     8.1. Maintenance of Books and Records. Proper and complete records and books of account shall be maintained by the General Partner in which shall be entered fully and accurately all transactions and other matters relative to the Partnership's business as are usually entered into records and books of accounts maintained by persons engaged in business of like character. In addition, the General Partner shall maintain records adequate to file the Partnership's federal income tax information return. The books and records shall upon reasonable notice be made available during regular business hours at the principal office of the Partnership, or such other place or places as the General Partner approves, for the reasonable inspection and examination of any Partner or his duly authorized representatives. Any Partner may at any time request that a firm of independent certified public accountants, acceptable to all of the Partners, audit the Partnership's books and records. The cost of such audit shall be borne by the Partner who requested such audit; provided, however, that if the audit shall disclose any substantial discrepancy from any of the Partnership's books and records of account, the cost of the audit shall be paid by the Partnership.

     8.2. Tax Information.

(a) The General Partner shall serve as the Partnership's "Tax Matters Partner" within the meaning of Section 6231(a)(7) of the Code and shall have all of the powers and duties expressly conferred upon the Tax Matters Partner by the Code, as well as those powers and duties that are necessary and proper for the exercise of the Tax Matters Partner's express powers and duties under the Code.

(b) Within 90 days after the end of each calendar year, the General Partner shall send to each person who was a holder of a Partnership Interest at any time during the calendar year then ended (including any assignee permitted under Section 13 without regard to whether the assignee is a Substituted Limited Partner) all Partnership tax information kept on a tax basis as shall be necessary for the preparation of the holder's federal income tax return. This information shall also include a statement showing the share of contributions, distributions, Income, Loss and other relevant fiscal items of the Partnership allocable to the holder's Partnership Interest for such fiscal year. On request by a Partner, the General Partner shall furnish such holder with copies of all federal, state and local income tax returns or information returns, if any, which the Partnership is required to file. In the event any Partner shall report an item inconsistent with the manner in which the Partnership reported such item to the Partner, such Partner shall (i) file all necessary informational statements with the appropriate taxing authority regarding the inconsistent treatment and (ii) disclose the inconsistent treatment to the Partnership.

     8.3. Upon a transfer by a Partner of an Interest, or any portion thereof, in the Partnership, which transfer is permitted by the terms hereof, or upon a distribution of the Partnership's property to one or more of the Partners, the General Partner shall cause the Partnership's accountants to file an election on behalf of the Partners, pursuant to Section 754 of the Code, to cause the basis of the Partnership's property to be adjusted for federal income tax purposes in the manner prescribed in Sections 734 or 743 of the Code, as the case may be. The cost of preparing such election, and all additional accounting expenses of the Partnership relating to such election, shall be borne by such transferees or distributees.

     8.4. Financial Statements. Within 90 days after the end of each fiscal year, the General Partner shall send to each Partner a balance sheet of the Partnership as of the end of the fiscal year and statements of income, Partners' equity and changes in financial position of the Partnership for the fiscal year. In addition to the foregoing, the General Partner shall deliver to each Partner, within 45 days after the end of each Partnership fiscal quarter, Partnership financial statements for the fiscal quarter then ended.

     8.5. Separateness Provisions. Notwithstanding any other provisions of this Agreement to the contrary, the Partnership shall:

          (i) maintain books and records separate from any other person or entity;

          (ii) maintain its bank accounts separate from any other person or entity;

          (iii) not commingle its assets with those of any other person or entity and hold all of its assets in its own name;

          (iv) conduct its own business in its own name;

          (v) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person or entity and file, or cause to be filed, a separate federal information tax return for the Partnership;

          (vi) pay its own liabilities and expenses only out of its own funds;

          (vii) observe all partnership and other organizational formalities;

          (viii) maintain a commercially reasonable relationship with its Affiliates and enter into transactions with Affiliates only on a commercially reasonable basis and an arms length terms;

          (ix) pay the salaries of its own employees from its own funds;

          (x) maintain a sufficient number of employees in light of its contemplated business operations;

          (xi) not guarantee or become obligated for the debts of any other entity or person;

          (xii) not hold out its credit as being available to satisfy the obligations of any other person or entity;

          (xiii) not acquire the obligations or securities of its Affiliates or owners, including partners, members or shareholders, as appropriate;

          (xiv) not make loans to any other person or entity or buy or hold evidence of indebtedness issued by any other person or entity (other than cash and investment-grade securities);

          (xv) allocate fairly and reasonably (and pay or charge for, as applicable) any overhead expenses that are shared with an Affiliate, including paying for office space provided by and services performed by any employee of an Affiliate;

          (xvi) use separate stationary, invoices, and checks bearing its own name;

          (xvii) not pledge its assets for the benefit of any other person or entity;

(xviii)  hold itself out as a separate entity;

(xix)    correct any known misunderstanding regarding its separate identity;

(xx)     not identify itself as a division of any other person or entity;

(xxi) maintain its assets in such a manner that it would not be costly or difficult to segregate, ascertain, or identify its assets from those of any other person or entity;

(xxii) maintain adequate capital in light of its contemplated business operations; and

(xxiii) not acquire, hold or form any subsidiary or own any equity interest in any other entity.

Section 9.        Fiscal Year and Accounting Method.

     9.1. Fiscal Year. The fiscal year of the Partnership shall end on the 31st day of December of each calendar year. In the event, however, that the General Partner determines that a change to another fiscal year would be in the best interests of the Partnership, the General Partner may, upon the approval of all of the Limited Partners, which approval shall not be unreasonably withheld, change the fiscal year of the Partnership to such other fiscal year (subject to applicable rules and regulations of the United States Department of the Treasury) as it shall select.

     9.2. Accounting Method. The Partnership books shall be kept on the accounting method selected by the General Partner, subject to the approval of all of the Limited Partners, which approval shall not be unreasonably withheld. If the General Partner determines that a change to another accounting method would be in the best interests of the Partnership, the General Partner may, subject to the approval of all of the Limited Partners, which approval shall not be unreasonably withheld, change to such other accounting method (subject to applicable rules and regulations of the United States Department of the Treasury) as it shall select.

Section 10.       Status and Rights of Limited Partners.


     10.1. No Participation in Management; Voting Rights. Except as provided in
Section 10.3, no Limited Partner shall participate in the management or control of the Partnership's business, transact any business for the Partnership or have the power to act for or bind the Partnership, said powers being vested solely and exclusively in the General Partner.

     10.2. Limited Liability. No Limited Partner shall be liable for any debts or obligations of the Partnership in excess of his contribution to the Partnership capital plus any capital returned to the Limited Partner as to which, by the terms of the Partnership Act, the Limited Partner shall remain liable. All undistributed cash available for distribution by the Partnership that would otherwise be distributed to the Limited Partner, however, shall be available to creditors to the extent provided by law to satisfy the debts and obligations of the Partnership until the time of actual distribution.

     10.3. Major Decisions. Notwithstanding anything contained herein to the contrary, the General Partner shall not individually or on behalf of the Partnership undertake, and shall not cause or, to the extent within its power or control, permit to occur, any of the following (each a "Major Decision") without obtaining the written approval of the Partners holding at least 80% of the Percentage Interests in the Partnership. In addition, for so long as the First Mortgage is outstanding, except to the extent not prohibited under any of the loan documents entered into in connection with the First Mortgage and except for matters relating to the financing with Column Financial, Inc., the General Partner shall not individually or on behalf of the Partnership undertake, or cause to be taken, or to the extent within its power and control, permit to occur any Major Decision:

     (a)  the acquisition of any land or interest therein except the Property;

     (b) financing or refinancing of the Partnership, including the mortgaging or the placing or suffering of any other encumbrance on the Partnership Property other than the entering into of the First Mortgage;

     (c)  the sale or other transfer of the Partnership Property;

     (d) the admission of new Partners to the Partnership other than as a result of a Transfer of an Interest pursuant to, and in compliance with, the terms of Section 13 hereof;

     (e) the commencement or defense of lawsuits or any other litigation other than the commencement or defense of any litigation relating to a landlord/tenant matter; and

     (f) the merger or consolidation of the Partnership with or into one or more limited companies or other business entities.

     10.4. Prohibited Acts. Notwithstanding any other provisions contained in the Certificate of Limited Partnership of the Partnership or this Agreement to the contrary, so long as the First Mortgage is outstanding, except as expressly permitted in the First Mortgage, the Partnership shall be prohibited from doing any of the following:

     (a) (i) incurring any indebtedness, secured or unsecured, direct or contingent (including guarantying any obligation), other than the First Mortgage and unsecured trade debt incurred in the ordinary course of business which is payable within thirty (30) days of the date incurred, provided that the total outstanding amount of such trade debt does not exceed any maximum amount provided in the First Mortgage at any one time;

          (ii) dissolving or liquidating, in whole or in part;

          (iii) consolidating or merging with or into any other entity or conveying or Transferring its properties and assets substantially as an entirety to any person or entity;

          (iv) amending or causing to be amended this Section or Sections 1, 2.2, 3, 4, 8.5, 11.5, 11.7, 13.1, 13.5, 17, 19.1, 19.3, 21 and
               24.14 of this Agreement; or

          (v) taking any action that might cause the Partnership to become insolvent.

     (b) The unanimous consent of all partners (including that of the General Partner , which will in turn require the affirmative vote of at least two Independent Directors) is required for the Partnership to:

          (i) File or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally;

          (ii) Seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Partnership or a substantial portion of its properties;

          (iii) Make any assignment for the benefit of the Partnership's creditors; or

          (iv) Take any action in furtherance of any of the foregoing.


Section 11.       Powers, Rights and Duties of the General Partner.


     11.1. General Partner's Authority. Except as provided in Section 10.3, the General Partner shall have full authority to manage the operations and affairs of the Partnership and to make all decisions regarding the business of the Partnership. Persons dealing with the Partnership are entitled to rely conclusively on the power and authority of the General Partner. In no event shall any person dealing with the General Partner or its duly authorized agents with respect to any business or property of the Partnership be obligated to ascertain that the terms of this Agreement have been complied with, or be obligated to inquire into the necessity or expedience of any act or action of the General Partner or its duly authorized agents; and every contract, agreement, deed, mortgage, promissory note or other instrument or document executed by the General Partner or its duly authorized representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every person relying thereon or claiming thereunder that (i) at the time of the execution and delivery thereof this Agreement was in full force and effect, (ii) the instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership, and (iii) the General Partner or its duly authorized agents were duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership.

     11.2. Authority to Contract. Except as otherwise set forth herein, the General Partner shall have the right, power and authority to do on behalf of the Partnership all things which, in such General Partner's judgment and discretion are necessary, proper or desirable in connection with its role and function as general partner, including but not limited to the right, power and authority, on behalf of the Partnership, to enter into contracts and agreements under such terms and conditions as it deems necessary, appropriate or desirable; and to perform all the obligations of the Partnership and enforce all rights of the Partnership under the terms and conditions of all contracts and agreements entered into by the Partnership.

     11.3. Delegation of Authority. Subject to the provisions of Section 11.4, the General Partner shall devote such time to the Partnership's business as it shall deem to be necessary to manage and supervise the Partnership's business and affairs, but nothing in this Agreement shall preclude the employment of any agent, third party or Affiliate to manage or provide other services in respect of the Partnership's properties or business subject to the control and supervision of the General Partner. The General Partner shall have responsibility for the safekeeping and use of all funds and assets of the Partnership, whether or not in its immediate possession or control, and shall not employ or permit another to employ such funds or assets in any manner except for the exclusive benefit of the Partnership.

     11.4. Limitation on Liability. Neither the General Partner nor any Affiliate of the General Partner shall be liable, responsible or accountable, in damages or otherwise, to the Partnership or the Limited Partners for acts or omissions performed or omitted in good faith on behalf of the Partnership and in a manner reasonably believed to be in the best interests of the Partnership and within the scope of the authority conferred on the General Partner by this Agreement or by law, unless the act or omission was performed or omitted fraudulently or constituted gross negligence or willful misconduct. Nothing in this provision is intended to reduce the fiduciary obligation that a general partner owes to its limited partners under Delaware law.

     11.5. Indemnification by Partnership.

     (a) Subject to Section 11.5(c), the Partnership shall indemnify, hold harmless and defend the General Partner, and all its agents and employees from and against any loss, expense, damage or injury suffered or sustained by them by reason of any acts or omissions arising out of their activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys' fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the indemnified party reasonably believed in good faith that the acts or omissions upon which such actual or threatened action, proceeding or claim is based were in the best interest of the Partnership, and if the acts or omissions were not performed or omitted fraudulently or as a result of gross negligence or willful misconduct by the indemnified party. For purposes of this Section 11.6, reliance upon the advice of legal counsel, appraisers, accountants or other professionals, shall raise a rebuttable presumption of "good faith." Reasonable expenses incurred by the indemnified party, in connection with the foregoing matters may be paid or reimbursed by the Partnership in advance of the final disposition of such proceeding upon receipt by the Partnership of (i) written affirmation by the Person requesting indemnification of his or its good faith belief that he has met the standard of conduct necessary for indemnification by the Partnership, and (ii) a written undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined by a court of competent jurisdiction that such Person has not met such standard of conduct, which undertaking shall be an unlimited general obligation of the indemnified party but need not be secured. This Section 11.6 shall not apply to a claim by the Partnership against any Partner or a derivative claim on behalf of the Partnership unless the Partner against whom the claim is pursued prevails on the merits.

     (b) To the extent the General Partner or an agent or employee of the General Partner has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsection
          (a) above, or in defense of any claim, issue or matter therein, the Partnership shall indemnify it against the expenses, including attorneys' fees, actually and reasonably incurred by it in connection therewith.

     (c) Notwithstanding anything to the contrary herein or any other documents governing the formation, management or operation of the Partnership to the contrary, any indemnification shall be fully subordinated to any obligations respecting the First Mortgage and shall not constitute a claim against the Partnership in the event that the cash flow of the Partnership after payment of all obligations under the First Mortgage is insufficient to pay such obligations.

     11.6. Reimbursements. The General Partner shall be reimbursed for the organization and operating expenses of the Partnership incurred on behalf of the Partnership. The operating expenses of the Partnership shall include travel and overnight expenses related to the Property, all general and administrative expenses, costs of office space used primarily for the business of the Partnership, professional fees, costs of utilities, supplies, clerical labor, postage and mailing, recordkeeping and the preparation and mailing of reports to the Limited Partners, and any other expenses or costs actually incurred by or on behalf of the Partnership in connection with the expenses of its business. Nothing in the foregoing shall permit reimbursement of general overhead expense not directly and specifically incurred for the primary benefit of the Partnership.

     11.7. Single Purpose Entity. Notwithstanding anything to the contrary contained herein or in the Certificate of Limited Partnership of the Partnership, for so long as the First Mortgage is outstanding, every general partner of the Partnership shall be a Single Purpose Entity and own at least a ..1% ownership interest in the Partnership. Upon the dissociation or withdrawal of the Single Purpose Entity from the Partnership or the bankruptcy, insolvency or liquidation of the Single Purpose Entity general partner, the Partnership must (i) appoint a new Single Purpose Entity as general partner, (ii) deliver an acceptable non-consolidation opinion to the holder of the First Mortgage and to any applicable rating agency concerning, as applicable, the Partnership, the new Single Purpose Entity general partner, and its owners, and (iii) obtain confirmation from the applicable rating agencies that the change in the Single Purpose Entity general partner will not result in a qualification, withdrawal or downgrade of any securities rating.

Section 12.       Compensation of the General Partner, Affiliates and Others.

     12.1. Limitations on Compensation. Nothing contained in this Agreement shall be deemed to restrict the right of the General Partner to be reimbursed for sums expended by the General Partner in the conduct of the business of the Partnership if such expenditures are reasonable in amount and do not exceed the actual cost to the General Partner. Furthermore, this Section 12 shall not restrict the right of the General Partner or any other Person to receive the income to which it would otherwise be entitled as owner of an Interest in the Partnership as a general partner or as a limited partner.

     12.2. Compensation for Services. Except as otherwise provided in this Agreement, the General Partner shall not be entitled to receive compensation for any services which it performs for the Partnership in its capacity as the General Partner.

Section 13.       Transfer of Interests.

     13.1. Restrictions on Transfer of Limited Partners' Interest. Except as provided in this Section 13, no Partner may Transfer its Interest in whole or in part other than to a Permitted Transferee which in all events must be in accordance with the terms and conditions of the documents of the First Mortgage. A "Permitted Transferee" shall mean, with respect to any Partner, any Affiliate.

     13.2. Transfer of Limited Partner's Interest for Valuable Consideration. If a Limited Partner desires to Transfer its Partnership Interest, it must first obtain the consent of the General Partner, who may refuse to grant such consent in its reasonable discretion.

     13.3. Admission of a Substituted Limited Partner.

     (a) Except as otherwise provided in this Agreement, including without limitation Section 13.4 and Section 13.5 hereof, an assignee of the whole or any portion of a Limited Partner's Interest shall not have the right to be admitted as a Limited Partner in place of its assignor unless:

          (i) the assignee shall have accepted, adopted and approved in writing, the terms and provisions of this Agreement, as amended, by executing a counterpart hereof, and such other documents or instruments as the General Partner may require;

          (ii) the assignment instrument shall be in form and substance satisfactory to the General Partner;

          (iii) if the assignee is a corporation, the assignee shall have provided the General Partner with evidence satisfactory to counsel for the Partnership of the assignee's authority to become a limited partner under the terms and provisions of this Agreement;

          (iv) all procedures required by applicable law shall have been performed; and

          (v) there shall have been paid all reasonable legal fees of the Partnership and the General Partner and all filing, recording and publication costs in connection with his substitution as a Limited Partner.

     (b) For the purpose of allocating profits and losses and distributing cash received by the Partnership from operations, as provided in Sections 6 and 7 hereof, a Substituted Limited Partner shall be treated as having become, and appearing in the records of the Partnership as, a Limited Partner upon its signing and delivery of all of the instruments required by the General Partner as provided in subparagraphs (a)(i) and (ii) above.

     (c) The General Partner shall, upon the request of a Limited Partner, furnish documentation required by this Section 13.4 and make all official filings, recordings and publications required under the Partnership Act and other applicable law.

     13.4. Rights of Assignee of Partnership Interest.

(a) Subject to the provisions of this Section 13, and except as required by operation of law, the Partnership shall not be obligated for any purpose whatsoever to recognize the assignment by a Limited Partner of its Interest until the Partnership has received notice of the assignment.

(b) Any person who is the assignee of all or any part of a Limited Partner's Interest, but does not become a Substituted Limited Partner and desires to make a further assignment of such Interest, shall be subject to all the provisions of this
                  Section 13.

(c) Unless and until any assignee, transferee, heir or legatee becomes a ("Substituted Limited Partner") (in accordance with Section 13.3), the Person's status and rights shall be limited to the rights of an assignee of a Limited Partner's Interest. An assignee who does not become a Substituted Limited Partner shall have no right to require any information concerning the Partner's transactions, to inspect the Partnership's books or to vote on any of the matters on which a Limited Partner may vote (such rights being collectively referred to as the "residual rights") and shall, consistent with the terms of the assignment, be entitled only to receive the share of the profits or other compensation by way of income, or the return of the contributions, to which the assignor would otherwise be entitled. In the event that (i) a Limited Partner assigns its Interest to an assignee who does not become a Substituted Limited Partner (in accordance with Section 13.3) and (ii) the assignor agrees to exercise the residual rights solely in favor of and in the interest of the assignee, then the assignor shall immediately and automatically forfeit all of its residual rights.

     13.5. Restrictions on Transfer. In addition to any requirements set forth in the Agreement and notwithstanding any other provision of the Certificate of Limited Partnership of the Partnership to the contrary, so long as the First Mortgage is outstanding, no partner of the Partnership may Transfer any direct or indirect ownership interest, unless such Transfer complies with the requirements, to the extent applicable, set forth in the First Mortgage.

Section 14.       Intentionally left blank.

Section 15.       Intentionally left blank.

Section 16.       Default.


     16.1. Monetary Default. If any Partner (a "Defaulting Partner") shall fail to contribute its full share of capital contributions as required by this Agreement (such amount, the "Requested Amount") within the period provided, the Partnership shall retain the amount, if any as a capital contribution and the remaining Partners (the "Nondefaulting Partners"), in addition to any other remedies it may have hereunder or at law, shall have the right to make a loan (a "Capital Loan") to the Defaulting Partner by advancing the remaining amount due from the Defaulting Partner (such amount, the "Deficiency") to the Partnership as a capital contribution by the Defaulting Partner.

     16.2. (a) If one or more of the Nondefaulting Partners (the "Lending Partners") elects to make a Capital Loan pursuant to Section 16.1 herein, the Capital Loan shall bear interest at the rate of two (2) percent per annum in excess of the Prime Rate, and shall be repaid within ten (10) days after demand and shall be repaid whether or not the Lending Partners have demanded repayment of such Capital Loan, by the Defaulting Partner from all distributions which the Defaulting Partner would be entitled to receive but for this provision, such distributions to be credited first to any interest then due on the Capital Loan made to the Defaulting Partner with the balance of such distributions to be credited against the outstanding principal balance of such Capital Loan. Any interest due in any Fiscal Year on any Capital Loan which is not paid shall, to the extent not prohibited by law, be added to the principal amount of said Capital Loan at the end of such Fiscal Year. All Capital Loans made to a Defaulting Partner shall automatically become due and payable upon the transfer of the Defaulting Partner's interest in the Partnership. Each Lending Partner shall loan to the Defaulting Partner pursuant to this Section 16.2(a) an amount equal to the Deficiency multiplied by a fraction, the numerator of which shall equal the Percentage Interest held by such Lending Partner and the denominator of which shall equal the sum of the Percentage Interests of all of the Lending Partners.

     (b) The Defaulting Partner shall have the right, at any time, to repay in full or in part any Capital Loan(s) made to it by the Nondefaulting Partner (any such payment to be applied first to the interest accrued on such Capital Loan(s).

     (c) Subject to the requirements of the First Mortgage, each of the Limited Partners hereby pledge, transfer, assign and hypothecate their entire interest in the Partnership to each other Partner as security for the repayment of the aggregate amount of any and all Capital Loans. To the extent permitted under applicable law, this Agreement shall be deemed to be a "security agreement," as defined in the Uniform Commercial Code, as amended from time to time, and the Nondefaulting Partner shall have all of the rights and remedies of a secured party under the Uniform Commercial Code. Each Limited Partner hereby authorizes each other Partner to file UCC-1 Financing Statements evidencing this pledge and any continuation statements with respect to the UCC-1 Financing Statements in form satisfactory to each other Partner without its signature whenever lawful and upon request, the each Limited Partner will execute such continuation statements. Subject to the requirements of the First Mortgage, the Nondefaulting Partners have the right to realize its security interest by selling, assigning, transferring, endorsing and delivering the Defaulting Partner's partnership interest at public or private sale. As an alternative to exercising the power of sale herein conferred upon it, unless otherwise restricted under any of the Loan Documents, the Nondefaulting Partners may proceed by suit or suits at law or in equity to foreclose its security interest under this Agreement and sell the Defaulting Partner's interest or any part thereof pursuant to judgment or decree of a court or courts having competent jurisdiction.

     (d) Each Limited Partner hereby designates each other Partner its attorney-in-fact to execute on its behalf all security agreements which are necessary or desirable to secure any Capital Loans incurred because it failed to advance their Requested Amount.

     (e) Notwithstanding anything contained in this Agreement to the contrary, any security interest granted pursuant to Section 16.2(c) hereof shall be subordinated to any and all claims of the Lender under the First Mortgage and all of the Partners hereby covenant not to take any action to realize upon such security interest so long as the First Mortgage is outstanding.

Section 17.       Dissolution of Partnership.

     17.1. Causes of Dissolution. Except to the extent prohibited pursuant to
Section 10.4 hereof, the Partnership shall be dissolved upon the happening of any one of the following events:

     (a) (i) so long as the First Mortgage is no longer outstanding, or if the written consent of the Lender and confirmation from any applicable rating agency that such dissolution will not result in a qualification, withdrawal or downgrade of any securities rating is obtained, (A) all of the Partners of the Partnership approve in writing, or (B) the Partnership sells or otherwise disposes of its interest in all or substantially all of its assets, (ii) the filing of a voluntary or involuntary petition for relief under Title 11 of the United States Code by or against the General Partner or (iii) the occurrence of any other event which acts to dissolve the Partnership under the Act.

     (b) Upon the occurrence of any event that results in the General Partner ceasing to be a general partner of the Partnership under the Act, if at the time of the occurrence of such event there is at least one remaining general partner of the Partnership, such remaining general partner of the Partnership is hereby authorized to and, to the fullest extent permitted by law, shall, carry on the business of the Partnership. Upon the occurrence of any event that causes the last remaining General Partner of the Partnership to cease to be a general partner of the Partnership, to the fullest extent permitted by law, all the Partners agree that the personal representative of such general partner is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such general partner in the Partnership, agree in writing (i) to continue the Partnership and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute general partner of the Partnership, effective as of the occurrence of the event that terminated the continued membership of the last remaining general partner of the Partnership in the Partnership.

     (c) Upon the occurrence of any event that causes the last remaining Limited Partner of the Partnership to cease to be a limited partner of the Partnership, to the fullest extent permitted by law, all the Partners agree that the personal representative of such limited partner is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such limited partner in the Partnership, agree in writing (i) to continue the Partnership and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute limited partner of the Partnership, effective as of the occurrence of the event that terminated the continued membership of the last remaining limited partner of the Partnership in the Partnership.

     (d) The Bankruptcy of the General Partner shall not cause the General Partner to cease to be a general partner of the Partnership, and upon the occurrence of such an event, the Partnership shall continue without dissolution.

     (e) The death, incompetency, Bankruptcy, dissolution or other cessation to exist as a legal entity of a Limited Partner shall not, in and of itself, dissolve the Partnership. In any such event, the personal representative (as defined in the Act) of such Limited Partner may exercise all of the rights of such Limited Partner for the purpose of settling such Limited Partner's estate or administering its property, subject to the terms and conditions of this Agreement; or

     (f)  The expiration of the term of the Partnership as specified in Section
          4.

     17.2. Definition of Bankruptcy. For purposes of this Agreement, the "bankruptcy" of the General Partner shall be deemed to have occurred upon the happening of any of the following:

     (a) The filing of an application by the General Partner for, or the General Partner's consent to, the appointment of a trustee of all or a substantial portion of its assets;

     (b) The filing by the General Partner of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing its inability to pay its debts as they become due;

     (c) The making by the General Partner of a general assignment for the benefit of creditors;

     (d) The filing by the General Partner of answers admitting the material allegations of, or its consent to or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; or

     (e) The entry of any order, judgment or decree by any court of competent jurisdiction adjudicating the General Partner a bankrupt or appointing a trustee of all or a substantial portion of its assets, and the order, judgment or decree continuing unstayed and in effect for a period of 30 days after such entry.

Section 18.       Winding up the Partnership and Distribution of Assets.

     18.1. Powers, Duties and Authority of Liquidator. Upon the dissolution of the Partnership pursuant to Section 17.1 hereof, the General Partner shall commence to wind up the affairs of the Partnership and to liquidate and sell the Partnership's assets. The General Partner shall proceed with such liquidation in as expeditious a manner as is reasonably practicable. The Partners shall continue to share distributions and allocations of Income and Losses during the period of liquidation in accordance with Sections 6 and 7 hereof. The General Partner shall consult with each of the Limited Partners in determining the time, manner and terms of any sale or sales of Partnership property pursuant to the liquidation, and shall have due regard for the activity and condition of the relevant market and general financial and economic conditions.

     18.2. Cash Reserves. After making payment or provision for payment of all debts and liabilities of the Partnership and all expenses of liquidation, the General Partner may set up, for a period not to exceed two years, such cash reserves as the General Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership.

     18.3. Distribution of Liquidation Proceeds. Upon dissolution of the Partnership, all distributions shall be as follows:

     (a) First, to pay the expenses of liquidation and the debts owed by the Partnership to persons other than the Partners;

     (b)  Second, to pay the debts owed by the Partnership to the Partners;

     (c)  Third, to establish reserves in accordance with Section 18.3 hereof;
          and

     (d) Thereafter, to the Partners in accordance with their respective positive Capital Account balances, after taking into account all allocations of Income and Loss on liquidation.

     18.4. Statement of Assets and Liabilities. Within a reasonable time following the completion of the liquidation of the Partnership's properties, the General Partner shall supply to each of the Partners a statement which shall set forth the assets and liabilities of the Partnership upon liquidation, each Partner's pro rata share of distributions pursuant to Section 18.3, and the amount retained as reserves pursuant to Section 18.2.

     18.5. Distributions and Return of Capital From Partnership Assets Only. The Limited Partners shall look solely to the assets of the Partnership for all distributions with respect to the Partnership, its Capital Contributions (including the return thereof) and its share of profits or losses, and shall have no recourse (upon dissolution or otherwise) against the General Partner for such sums. The Limited Partners shall have no right to demand or receive property other than cash upon dissolution and termination of the Partnership.

     18.6. Final Termination. Upon completion of the liquidation of the Partnership and the distribution of all the Partnership funds, the Partnership shall terminate and the General Partner is hereby given the authority to execute and record all documents required to effectuate the liquidation, winding up and termination of the Partnership.

Section 19.       Withdrawal or Removal of General Partner.

     19.1. Withdrawal.

     (a) The General Partner may not withdraw from the Partnership unless (i) the consent of the Partners holding at least 80% of the Percentage Interests is obtained as to its withdrawal, (ii) a substitute general partner, if any, is admitted simultaneously with the withdrawal, (as long as there is at least one general partner remaining that complies with clause (iii) hereof, it shall not be required that the withdrawing General Partner be replaced), (iii) such substitute general partner, (or in the event that after such withdrawal there will be a remaining general partner who complies with the requirements of this clause (iii), such remaining general partner) is a Single Purpose Entity and the substitution of such general partner as the General Partner complies with Section 1.13 of the First Mortgage, including, without limitation, any non-consolidation opinion and any Rating Agency confirmation, (iv) counsel for the Partnership renders an opinion (relying on such opinions from other counsel as may be necessary) that the withdrawal of the General Partner is in conformity with the Partnership Act and that none of the actions taken in connection with such withdrawal will cause the dissolution of the Partnership or will cause it to be classified other than as a partnership for federal income tax purposes and (v) if there is more than one general partner then serving, all of the other general partners have consented thereto in writing.

     (b) In the event that the General Partner withdraws from the Partnership or sells, transfers or assigns its entire Interest, it shall immediately cease to act as a general partner and its Interest in the net profit, net losses, distributions or other sums payable to it pursuant to this Agreement shall terminate; provided, however, it shall remain liable for all obligations and liabilities incurred by it as a general partner before the withdrawal, sale, transfer or assignment shall have become effective, but shall be free of any obligation or liability incurred on account of the activities of the Partnership from and after the time the withdrawal, sale, transfer or assignment shall have become effective.

     19.2. Admission of a Substitute or Additional General Partner; General Conditions. A person shall be admitted as a general partner of the Partnership only if the following terms and conditions are satisfied:

     (a) The admission shall have been consented to by (i) all general partners and (ii) the Partners holding 80% of the Percentage Interests and, if required, by an agreement between the Partnership and any creditors;

     (b) The successor or additional Persons to be admitted as a general partner shall have accepted and agreed to be bound by all the terms and provisions of this Agreement by executing a counterpart hereof and such other documents or instruments as may be required or appropriate in order to effect admission as a general partner of the Partnership, and a certificate evidencing such admission shall have been filed for recordation and all other actions required by this Section 19.2 in connection with such admission shall have been performed;

     (c) If the successor or additional Person is a corporation, it shall have provided the Partnership with evidence satisfactory to counsel for the Partnership of its authority to become a general partner and to be bound by the terms and provisions of this Agreement; and

     (d) Counsel for the Partnership shall have rendered an opinion (relying on such opinions from other counsel as may be necessary) that the admission of the successor or additional person as a general partner of the Partnership is in conformity with the Partnership Act, and that none of the actions taken in connection with the admission of such person will cause the dissolution of the Partnership or will cause it to be classified other than as a partnership for federal income tax purposes.

     19.3. Continuation of Partnership. Notwithstanding anything in this Agreement to the contrary, if at any time there ceases to be a General Partner of the Partnership, the Partnership shall not dissolve and shall continue in existence so long as within 90 days after there ceases to be a General Partner, the Limited Partners holding a majority of all of the Percentage Interests elect to continue the Partnership. For so long as the First Mortgage remains outstanding, the Limited Partners agree to take such actions necessary to continue the Partnership.

Section 20.       Notices.

     All notices and demands required or permitted to be given under this Agreement must be in writing and must be given (i) by depositing them in the United States mail, postage prepaid, certified or registered, return receipt requested, (ii) by prepaid telegram, or (iii) by delivering them in person and receiving a signed receipt. The initial addresses of the General Partner and the Limited Partners shall be as set forth on Schedule A hereto.

     Any Limited Partner or his assignee may designate a different address to which notices or demands shall thereafter be directed by written notice given in the required manner and directed to the Partnership at its offices. The General Partner may designate a different address to which notices or demands shall thereafter be directed by providing written notice to the Limited Partners in the required manner.

Section 21.       Amendment of Agreement.

     Except to the extent prohibited by Section 10.4, the General Partner shall have the authority to amend this Agreement, (i) to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in all jurisdictions in which the Partnership conducts or plans to conduct business, (ii) to satisfy any requirements, conditions, guidelines or options contained in any opinion, directive, order, ruling or regulation of the Securities and Exchange Commission, the Internal Revenue Service or any other federal or state agency, or in any federal or state statute, compliance with which it deems to be in the best interests of the Partnership or (iii) to make any changes that the General Partner deems necessary or advisable to reflect the admission of additional limited partners, so long as such amendment under clause (iii) does not materially adversely affect the interest of the Limited Partners. No amendment shall reduce a partner's Percentage Interest in the Partnership.

Section 22.       Intentionally left blank.

Section 23.       Intentionally left blank.

Section 24.       Miscellaneous.

     24.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. It supersedes any prior agreement or understanding among them, and it may not be modified or amended in any manner other than as set forth in this Agreement.

     24.2. Governing Law. This Agreement and the rights of the parties under this Agreement shall be governed by, and interpreted in accordance with, the laws of the State.

     24.3. Binding Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

     24.4. Phrase Reference. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

     24.5. Caption. All captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

     24.6. Partial Invalidity. If any provision of this Agreement, or the application of that provision to any Person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of that provision to Persons or circumstances other than those to which it is held invalid, shall not be affected.

     24.7. Counterparts. This Agreement may be executed in several counterparts, including facsimile counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Partners to execute the same counterpart.

     24.8. Further Assurances. If required by the General Partner, each party hereto agrees to execute, with acknowledgment or affidavit, any and all documents and writings which may be necessary or expedient in connection with the creation and maintenance of the Partnership and the achievement of its purposes, specifically including (i) the Partnership's Certificate of Limited Partnership and all future amendments thereto, (ii) any amendments to this Agreement and those certificates and other documents as the General Partner deems necessary or appropriate to form, qualify or continue the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State and in all other jurisdictions in which the Partnership conducts or plans to conduct business and (iii) all agreements, certificates, tax statements, information returns and other documents as may be required of the Partnership or its Partners by the laws of the United States of America, the State or any other state in which the Partnership conducts or plans to conduct business, or any political subdivision or agency.

     24.9. Consents. Any consent required by this Agreement may be given as follows:

     (a) By a written consent given by the consenting Partner at or before the doing of the act or thing for which the consent is solicited, provided that such consent shall be nullified by either (i) notification to the General Partner by the consenting Partner at or before the time of, or the negative vote by such consenting Partner at, any meeting held to consider the doing of such act or thing, or (ii) notification to the General Partner by the consenting Partner before the doing of any act or thing the doing of which is not subject to approval at such a meeting; or

     (b) By the affirmative vote by the consenting Partner to the doing of the act or thing for which the consent is solicited at any meeting duly called and held to consider the doing of such act or thing.

     24.10. Force Majeure. The parties to this Agreement shall be excused from performance of their obligations under this Agreement where they are prevented from so performing by revolution or other disorder, war, act of enemy, fire, flood or act of God. All parties shall perform such parts or aspects of their obligations that are not interfered with by such causes.

     24.11. Partition. Each of the parties hereto irrevocably waives any and all rights that he may have to maintain any action for partition of any of the properties owned by the Partnership.

     24.12. Attorneys' Fees. If any Partner commences an action against the other Partners or the Partnership to interpret or enforce any of the terms of this Agreement or as the result of a breach by the other Partner of any terms hereof, each Partner and the Partnership shall pay its own attorneys' fees, costs and expenses incurred in connection with the prosecution or defense of such action, regardless of which party prevails and whether or not the action is prosecuted to a final judgment.

     24.13. Equitable Remedies. In the event of a breach or threatened breach of this Agreement by any Partner, the remedy at law in favor of the other Partners will be inadequate and such other Partners, in addition to any and all other rights which may be available shall accordingly have the right of specific performance in the event of any breach, or injunction in the event of any threatened breach of this Agreement by any Partner.

     24.14. No Third Party Rights. Except for Lender, the provisions of this Agreement are for the exclusive benefit of the Partnership and the Partners and no other party (including without limitation, any creditor of the Partnership) shall have any right or claim against the Partnership or any Partner by reason of those provisions or be entitled to enforce any of those provisions against the Partnership or any Partner.

     24.15. Brokers. Each of the Partners represents and warrants that such Partner has not dealt with any broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as such Partner knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions.

     24.16. Survival. All covenants, agreements, representations and warranties made herein or otherwise made in writing by any Partner pursuant hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     24.17. Reliance on Experts. Whenever any Partner reasonably requires or retains the use of an expert in order to discharge a duty hereunder, such Partner's sole responsibility in connection with said duties shall be the reasonable reliance upon the advice of the experts and no Partner shall be liable on account of any duty or obligation imposed hereunder in the event of a reliance upon professional advice.

     24.18. Bad Faith. Notwithstanding any other provision hereof, each Partner shall be liable only for bad faith breach of an express provision of this Agreement or for gross negligence, but in no event shall be liable for good faith mistakes or judgment.

     24.19. Submission to Jurisdiction. Each of the Partners irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Agreement shall be brought in the Courts of record of the State in Dade County or the Courts of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such Court in any such suit, action or proceeding; (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court paper may be effected on such party by mail or in such other manner as may be provided under applicable laws or court rules.

     24.20. WAIVER OF TRIAL BY JURY. THE PARTNERS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, COUNTERCLAIM OR PROCEEDING BROUGHT BY EITHER PARTY, THEIR ASSIGNS OR SUCCESSORS IN INTEREST, ON ANY MATTER ARISING OUT OF OR IN ANY WAY RELATED TO THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT OR THE RELATIONSHIP, PERFORMANCE OR NONPERFORMANCE OF EITHER PARTY PURSUANT TO THIS AGREEMENT OR THE RELATIONSHIP CREATED HEREIN.

     24.21. No Waiver. One or more waivers of the breach of any provision of this Agreement by any Partner shall not be construed as a waiver of a subsequent breach of the same or any other provision, nor shall any delay or omission by a nondefaulting Partner to seek a remedy for any breach of this Agreement or to exercise the rights accruing to a nondefaulting Partner by reason of such breach be deemed a waiver by a nondefaulting Partner of its remedies and rights with respect to such breach.

     24.22. Confidentiality. Except as required in the normal conduct of a Partner's business or by law, no Partner, without the written approval of the other Partner, during continuance of the Partnership or after its termination shall at any time during the term of this Agreement or thereafter divulge to any person not a member of the Partnership, other than its attorneys, accountants, employees and professional advisers, any information concerning the business of the Partnership or the content of this Agreement or any other contract or agreement entered into by the Partnership.

     24.23. Construction. This Agreement shall be interpreted without regard to any presumption or rule requiring construction against the party causing this Agreement to be drafted.


                           [Signatures on next page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Limited Partnership Agreement as of the day and in the year first above written, which counterparts, when taken together, shall constitute one and the same instrument.

                                  GENERAL PARTNER:

                                  KOGER POST OAK, INC., a Delaware corporation



                                  By:  /S/ Thomas J. Crocker
                                     -------------------------------------------
                                       Thomas J. Crocker, President


                                  LIMITED PARTNERS:

                                  KOGER EQUITY, INC.



                                  By:   /S/ Thomas J. Crocker
                                     ------------------------------------------
                                       Thomas J. Crocker, President

                                                                     EXHIBIT A




                          Legal description of Property



                                                                   SCHEDULE A
                                                                   -----------



                                    Column I                   Column II
Limited Partners:             Initial Contribution        Percentage Interest
----------------              --------------------        -------------------
Koger Equity, Inc.              $2,997,000                      99.9%
433 Plaza Real
Suite 335
Boca Raton, FL  33432

General Partner:
----------------
Koger Post Oak, Inc.                $3,000
433 Plaza Real
Suite 335
Boca Raton, Florida  33432                                        .1%


Total                           $3,000,000                       100%